UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 7, 2006
 Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
 (Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

131 South Clark Drive, Tempe, Arizona	85281

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 967-5146

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

See disclosure under Item 2.03 below, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

On April 7, 2006, Amtech Systems, Inc. (the “Company”) entered into domestic and export revolver loan and security agreements with the Silicon Valley Bank (the “LSAs”) and a Working Capital Guarantee Program Borrower Agreement with the Export-Import Bank of the United States, all of which expire April 7, 2008.  The Company can borrow a maximum of $3 million, including $2 million under the domestic LSA and $1 million under the export LSA, subject to the availability of sufficient eligible collateral, as defined under the agreements, and certain other restrictions.  The interest rate under the agreements is Silicon Valley Bank’s prime rate plus 1%.  The fee for the unused portion of the loans is equal to twenty-five hundredths percent (0.25%) per annum of the average unused portion of the $3 million revolving lines of credit.  In the event of a default by the Company under the LSAs, Silicon Valley Bank may declare all amounts due under the LSAs to be immediately due and payable.  In addition, the lines of credit are secured by substantially all of the assets of the Company’s United States based operations.  The Company secured the $3 million lines of credit to provide additional liquidity for future growth.

The foregoing description of the LSAs and the Working Capital Guarantee Program Borrower Agreement is qualified in its entirety by reference to the provisions of such agreements, which are attached hereto and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement (Domestic)
10.2	Loan and Security Agreement (EXIM)
10.3	Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: April 12, 2006	By:	/s/ Robert T. Hass

	Name:	Robert T. Hass
	Title:	Vice President-Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement (Domestic)
10.2	Loan and Security Agreement (EXIM)
10.3	Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement